Exhibit 99.1

RGS Energy Reports First Quarter 2016 Results

LOUISVILLE, CO, May 12, 2016 – RGS Energy (NASDAQ: RGSE), a residential and small commercial solar company since 1978, has reported results for its first quarter ended March 31, 2016. The company also filed today its quarterly report on Form 10-Q.

Business Turnaround and Liquidity Update

In the fourth quarter of 2014, the company began executing a business turnaround strategy designed to reduce debt, increase stockholders’ equity and reduce infrastructure costs of operations. The company's business turnaround strategy also includes reducing the required level of sales necessary to achieve break-even or better results in operating income. Key metrics are shown in the following table (in thousands):

	1st Quarter	1st Quarter
	2016	2015
Balance Sheet Metrics:
Cash	$188	$992
Working Capital (Deficit)	(7,478)	(7,568)
Total Debt	4,085	5,110
Stockholders' Equity (Deficit)	(4,400)	(11,614)
Statement of Operations Metrics:
Revenue	$4,939	$10,610
Selling, Operating and General & Administrative Expenses	3,489	5,738
Operating Loss From Continuing Operations	(3,740)	(5,257)
Net Loss	(3,651)	(3,734)

RGS Energy’s multi-step plan has been to first optimize the infrastructure costs of operations and thereafter obtain additional capital necessary for profitable growth. Selling, operating and general and administrative expenses in the first quarter of 2016 decreased 34% to $3.5 million versus the same year-ago quarter. Consistent with the multi-step plan, on April 1, 2016, the company consummated a convertible note and warrant offering of $10 million and received gross cash proceeds of $750,000 with the remaining $9.25 million held in restricted cash as reported in the company’s Form 8-K filed on the same day.

Earlier this week, RGS Energy and the unaffiliated institutional investors in the convertible note offering agreed to terminate the registration rights granted in the offering, to avoid the time and expense of a Form S-3 registration statement, and agreed on a revised release schedule for the restricted cash. The new release schedule provides for $1 million to be released within three business days after the announcement of shareholder approval of the issuance of shares pursuant to the terms of the notes and the Series G warrants pursuant to the NASDAQ listing rules, expected to be received at the shareholder meeting scheduled for May 27, 2016, an additional $1 million to be released five days after the Rule 144 eligibility date, and release of the remaining amounts upon meeting unchanged release conditions. The parties agreed to delay the first payment of principal and interest due upon the notes to November 1, 2016 and that the company would withdraw the recently filed Form S-3 registration statement. Moreover, the unaffiliated institutional investors agreed that the company can seek additional capital. The new schedule for releases of restricted cash is less than management initially estimated for the second quarter which will not allow the company to have access to the same degree of equipment purchases needed to execute its business turnaround strategy.

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The company expects to further extend its cash runway through a capital raise in the coming months. RGS Energy has retained an investment banking firm. The company believes a capital raise will support its plan to meet the minimum stockholders’ equity requirement of $2.5 million, as required by NASDAQ.

Management Commentary

“We believe that the convertible note offering and a capital raise would provide the funding necessary to continue our business turnaround strategy,” said Alan Fine, principal financial officer of RGS Energy. “As previously announced in our fourth quarter of 2015 press release, not having access to a sufficient level of capital would adversely affect our operating results for ensuing periods. We look forward to having additional capital in the coming months.”

Dennis Lacey, CEO of RGS Energy, commented: “Not having the requisite level of capital in the first half of 2016 has unfortunately prevented us from demonstrating continuous improvement in financial performance during this period. However, we will continue to use the time until then to pursue select business development initiatives that we expect to benefit from when our cash position is stronger.”

Q1 2016 and Subsequent Business Development Highlights

•	Awarded several East Coast Solarize programs, including Solarize Rhode Island in Barrington and Middletown, Rhode Island. To date, RGS Energy has won more than 100 contracts to deploy rooftop solar power systems on residential homes.

•	Increased backlog in Rhode Island to $4.5 million and also expanded construction capacity in the state to support the company’s ability to convert backlog to revenue.

•	Arranged new programs with third-party homeowner sales organizations for future business in states of Colorado, Connecticut and New York.

•	Expanded footprint to Maryland and have commenced customer solicitation campaign.

•	Formed a Small Commercial group to capitalize on this market opportunity that was not previously a focus of the company. For the trailing twelve months, RGS Energy installed Small Commercial projects totaling $2.4 million with average gross margin of more than 30%; and since the company focused its efforts on this market, sales for April were approximately $400,000.

•	Established several alliances and expanded existing alliances that the company believes it will benefit from its planned future sales growth. Some of these alliances include Waterkeeper Alliance, The Connecticut Audubon Society and Audubon Society of Rhode Island, EnergySage's SolarWise RI Program, Sharplink, PerkSpot, BenefitHub, Relay Power Community Solar and Children’s Diabetes Foundation.

•	Increased the size of the customer service department and successfully implemented software to track customer contact and issue resolution. Customer cancellations for the first quarter of 2016 declined 57% compared to the fourth quarter of 2015.

•	Restructured supplier arrangements with the objective of increasing gross margin and becoming more competitive in the marketplace. With the supplier cost concessions negotiated, the company believes its cost of goods sold per kW for the major material components of its Residential Segment will average $1.23 per watt. This represents a decrease of 20% from the first quarter of 2015.

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Segment Results:

Residential Segment:	1st Quarter	1st Quarter	4th Quarter
(000's omitted)	2016	2015	2015
Revenue	3,752	6,857	5,344
Cost of goods sold	3,315	6,148	4,480
Gross Margin	437	709	864
Gross Margin %	11.65%	10.34%	16.17%
Operating Expenses	1,701	3,178	2,101
Business Unit Contribution	(1,264)	(2,469)	(1,237)

Backlog	$9,837	$29,187	$9,502

During 2015, the company strove to reduce its backlog to achieve a desired balance between sales and construction operations with the goal of improving customer satisfaction, and reducing customer cancellations, by improving cycle times for installations.

During the first quarter of 2016, the residential segment did not have access to sufficient capital to grow revenue. The company installed solar equipment on 121 roofs in the first quarter of 2016, as compared to 205 installations in the previous quarter and 264 installations in the first quarter of 2015.

Gross margin for the residential segment in the quarter decreased from the previous quarter and increased from the first quarter of 2015. The increase from the year-ago quarter primarily reflects the company’s ability to be more efficient and the benefits of better pricing on materials. The decline in margin from last quarter arose from a decrease in total installations which compresses gross margin for the fixed portion of operating costs.

Residential segment backlog increased 3.5% to $9.8 million at March 31, 2016 versus $9.5 million at December 31, 2015. New sales orders increased 0.6% to $5.3 million during the first quarter of 2016 as compared to $5.2 million in the prior year quarter. Net cancellations decreased 87% to $1.1 million in the first quarter of 2016 as compared to $9.0 million in the first quarter of 2015.

Sunetric Segment:	1st Quarter	1st Quarter	4th Quarter
(000's omitted)	2016	2015	2015
Revenue	1,187	3,753	4,405
Cost of goods sold	1,541	3,565	3,740
Gross Margin	(354)	188	665
Gross Margin %	-29.82%	5.01%	15.10%
Operating Expenses	444	501	810
Business Unit Contribution	(798)	(313)	(145)

Backlog	$6,345	$16,484	$7,194

For the Sunetric segment, revenue was $1.2 million in the first quarter of 2016 as compared to $4.4 million in the fourth quarter of 2015. The sequential decrease is primarily due to a decrease in commercial installations as the segment did not have access to sufficient capital to convert backlog to revenue. The decrease in revenue for the Sunetric segment was also attributable, to a lesser extent, to a decrease in residential installations as the local utility was slow to approve new residential installations. The positions taken by the local utility on matters important to customers, both residential and commercial, such as net metering, coupled with a pending local utility merger, have created customer reluctance to enter into new contracts.

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The decrease in the gross margin for the Sunetric segment in the first quarter of 2016 arose from the decrease in revenue as there is a fixed cost element in cost of goods sold.

Corporate Segment & Other:	1st Quarter	1st Quarter	4th Quarter
(000's omitted)	2016	2015	2015
Corporate Segment:

General and Administrative expenses	1,387	2,096	1,866
Stock Option Compensation	165	245	253
Litigation	24	0	420
Depreciation & amortization	102	134	99
Business Unit Contribution	(1,678)	(2,475)	(2,638)

Other:

Other Income and Interest Expense	(30)	(114)	(101)
Derivative Gain, net	(42)	1,755	203
Income Taxes	-	(65)	331

Discontinued Operations	161	(182)	(260)

The decrease in general and administrative expenses from prior periods arises from the segment’s continued focus on achieving cost savings from decreases in headcount and general and administrative cost saving initiatives.

Litigation expenses related to the responding to the SEC subpoena regarding the company’s July 2014 capital raise were $24,000 in the first quarter of 2016.

Derivative loss, net, was $42,000 in the quarter versus a gain of $0.2 million in the previous quarter and a gain of $1.8 million in the first quarter of 2015.

Income from discontinued operations, net of tax, was $0.2 million, reflecting the winding down of the company’s Large Commercial segment. This compares to a loss from discontinued operations, net of tax, of $0.2 million in the first quarter of 2015.

Q1 2016 Financing Capacity Highlights & Subsequent Event

In March 2016, RGS Energy amended and restated its revolving line of credit with one of its equipment suppliers, allowing the company to borrow against assets such as inventory, leases and other receivables. The revised revolving credit facility is an important first step to accessing sufficient working capital to finance operations and thereby increase the company’s installation capability.

For installations during the first quarter of 2016, 63% were paid for in-cash, 36% were financed with third-party loan programs, and 1% utilized company and third-party lease programs.

Cash and cash equivalents were $0.2 million at March 31, 2016 versus $0.6 million at December 31, 2015. The company’s revolving line-of-credit facility sweeps all cash received daily and applies it to reduce the balance outstanding and, accordingly, the company will not have material cash balances.

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On April 1, 2016, the company entered into an agreement with private investors for a convertible note and warrants capital raise of $10 million of gross proceeds, of which the company received $750,000 of gross proceeds with the remainder deposited in restricted cash accounts to be released in future periods subject to release conditions.

RGS Energy National Footprint

RGS Energy serves residential and small business customers in 10 U.S. mainland states and Hawaii. The company markets its solar power systems through a mix of field sales teams and e-sales call center approach, as well as installs its systems using in-house and third-party integrators. For Hawaii and East Coast operations, the company primarily utilizes field sales and in-house construction crews. In California, Colorado and the mid-Atlantic region, the company markets solely through its e-sales call center-based approach and installs only through its authorized third-party integrators.

Conference Call

RGS Energy will hold a conference call to discuss its first quarter 2016 financial results later today. Management will host the presentation, followed by a question and answer period.

Date: Thursday, May 12, 2016

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-677-8756

International dial-in number: 1-913-312-0868

Conference ID: 4280198

Webcast: http://public.viavid.com/index.php?id=119535

The conference call will be webcast live and available for replay via the investor relations section of the company's website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through May 19, 2016.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4280198

About RGS Energy

RGS Energy (NASDAQ: RGSE) a rooftop installer of solar equipment, serving residential and small business customers in the U.S. mainland and Hawaii. Beginning with one of the very first photovoltaic panels sold in 1978, the company has installed over 25,000 solar energy systems. RGS Energy makes it possible for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” For more information about the company, visit www.rgsenergy.com.

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Forward-Looking Statements and Cautionary Statements

This press release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “strive,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: our ability to operate with our existing financial resources or raise funds to meet our financial obligations and implement our strategy; our history of operating losses; our ability to achieve profitability; our success in implementing our plans to increase future sales, installations and revenue and to decrease costs; the impact of our present indebtedness and projected future borrowings on our financial health and our ability to pay interest and principal on our indebtedness, including our convertible notes due April 1, 2019; restrictions imposed by our present indebtedness; our ability to satisfy the conditions under the convertible notes due April 1, 2019 permitting release of funds from the restricted collateral account and for payments to be made in shares of our Class A common stock; restrictions on certain transactions and potential premiums and penalties under the terms of our convertible notes due April 1, 2016, our Series G warrants and registration rights agreements with the holders of our convertible notes due April 1, 2016 and our Series G warrants; rules, regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation such as net energy metering; the continuation and level of government subsidies and incentives for solar energy; our failure to timely or accurately complete financing paperwork on behalf of customers; the adoption and general demand for solar energy; the impact of a drop in the price of conventional energy on demand for solar energy systems; existing and new regulations impacting solar installations including electric codes; delays or cancellations for system installations where revenue is recognized on a percentage-of-completion basis; seasonality of customer demand and adverse weather conditions inhibiting our ability to install solar energy systems; changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering; geographic concentration of revenue from the sale of solar energy systems in east coast states, Hawaii and California; loss of key personnel and ability to attract necessary personnel; loss or suspension of licenses required for installation of solar energy systems; adverse outcomes arising from litigation and legal disputes; the potential impact of the ongoing U.S. Securities and Exchange Commission investigation; our ability to continue to obtain services and components from suppliers, installers and other vendors; disruption of our supply chain from equipment manufacturers and potential shortages of components for solar energy systems; conditions affecting international trade having an adverse effect on the supply or pricing of components for solar energy systems; factors impacting the timely installation of solar energy systems; competition; costs associated with safety and construction risks; continued access to competitive third party financiers to finance customer solar installations; our ability to meet customer expectations; risks and liabilities associated with placing employees and technicians in our customers’ homes and businesses; product liability claims; warranty claims and failure by manufacturers to perform under their warranties to us; increases in interest rates and tightening credit markets; continued or future non-compliance with Nasdaq’s continued listing requirements; our inability to maintain effective disclosure controls and procedures and internal control over financial reporting; volatile market price of our Class A common stock; possibility of future dilutive issuances of securities and its impact on our ability to obtain additional financing; the low likelihood that we will pay any cash dividends on our Class A common stock for the foreseeable future; compliance with public reporting requirements; anti-takeover provisions in our organizational documents; the significant ownership and voting power of our Class A common stock held by Riverside Renewable Energy Investments, LLC; our ability to reduce indebtedness, increase stockholders’ equity, reduce infrastructure cost of operations, obtain shareholder approval of the issuance of shares of Class A common stock pursuant to the terms of the convertible notes and the Series G warrants pursuant to the NASDAQ listing rules, satisfy the conditions for release from the restricted cash accounts; and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2015 and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A, Risk Factors included in our Quarterly Reports on Form 10-Q.

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Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. These documents are available on both the EDGAR section of the SEC's website at www.sec.gov and the Investor Relations section of the Company's website at www.rgsenergy.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy.

Investor Relations Contact

Ron Both, Senior Managing Director

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com

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RGS Energy

Condensed Consolidated Balance Sheets

(in thousands)

	March	December
	31, 2016	31, 2015
Cash & cash equivalents	$188	$594
Accounts Receivable	4,089	4,374
Inventory	1,521	2,051
Other Current Assets	1,940	2,527
Assets of Discontinued Operations	2,712	2,853
Total Current Assets	10,450	12,399
Goodwill and Intangibles	1,338	1,338
Other Assets	2,431	2,420
Assets of Discontinued Operations	748	878
Total Assets	$14,967	$17,035

Line of Credit	$4,085	$774
Accounts Payable	6,919	9,121
Other Current Liabilities	2,748	3,054
Liabilities of Discontinued Operations	4,176	4,510
Total Current Liabilities	17,928	17,459
Common stock warrant liability	302	342
Other Liabilities	912	22
Liabilities of Discontinued Operations	225	225
Total Liabilities	19,367	18,048
Stockholder’s Equity (deficit)	(4,400)	(1,013)
Liabilities and Stockholders' deficit	$14,967	$17,035

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RGS Energy

Consolidated Summary Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net Revenue	$4,939	$10,610
Cost of Goods Sold	4,856	9,713
Gross Margin	83	897
Gross Margin (%)	1.68%	8.45%
Selling and Operating	2,192	4,071
General and Administrative	1,297	1,667
Stock option compensation	165	245
Restructuring Costs	37	21
Litigation	24	-
Depreciation and amortization	108	150
Total Expenses	3,823	6,154
Operating Loss from Continuing Operations	(3,740)	(5,257)
Other Income	9	110
Interest Expense	(39)	(225)
Derivative Gain/(Loss), Net	(42)	1,755
Income Tax Expense/(Benefit)	-	(65)
Income/(Loss) from Continuing Operations, net of tax	(3,812)	(3,552)
Income/(Loss) From Discontinued Operations, net of tax	161	(182)
Net Income/(Loss)	$(3,651)	$(3,734)
Earnings per share	$(0.29)	$(1.30)
Weighted average shares outstanding	12,431	2,862

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Supplemental Presentation of RGS Results

Since Commencement of Business Turnaround Strategy Commencing 4th Quarter 2014

(ooo's omitted)

* Commencement of Turnaround	2014		2015				2016
	Q3	Q4*	Q1	Q2	Q3	Q4	Q1
Loss from Continuing Operations	$(2,508)	$(13,394)	$(3,552)	$1,575	$(3,881)	$(3,949)	$(3,812)
Add Backs:
Warrant Derivative Gain	(6,789)	(5,956)	(1,755)	(4,509)	(660)	(203)	42
Acquisition expense	59	(21)	0	0	0	0	0
Litigation Expense	0	0	0	500	1,084	420	24
Asset Impairment expense	1,365	10,400	0	0	0	0	0
Restructuring expense	355	252	21	337	66	23	37
Comparative Loss from Continuing Operations	$(7,518)	$(8,719)	$(5,286)	$(2,097)	$(3,391)	$(3,709)	$(3,709)
Discontinued Operations Income/(Loss)	(2,242)	(2,784)	(182)	133	(397)	(260)	161
Comparable Net Loss	$(9,760)	$(11,503)	$(5,468)	$(1,964)	$(3,788)	$(3,969)	$(3,548)

Capital Available:
Cash & Availability Under Line-of Credit	$3,003	$3,597	$2,765	$6,058	$1,090	$597	$188

To execute its Business Turnaround Strategy, RGS believes it requires sufficient available capital:
Decrease in Comparable net loss when capital available greater than $2 million			52%	64%
Increase in Comparable Net Loss when capital available is less than $2 million					93%

Note about Non-GAAP Measures

Comparative Loss from Continuing Operations and Comparable Net Loss is not a GAAP measurement of results of operations. The company is presenting these non-GAAP measures, including the reconciliation above to the GAAP measure Loss from Continuing Operations, to provide additional insight into the results of operations and convey changes in results from items it views as unsusual, infrequent and not representative of the underlying trend.

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